Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4) and related joint proxy statement/prospectus of XRAY-TWOLF HoldCo Corporation for the registration of up to 115,138,366 shares of its common stock and to the incorporation by reference therein of our reports dated February 18, 2020, with respect to the consolidated financial statements of TiVo Corporation, and the effectiveness of internal control over financial reporting of TiVo Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

March 25, 2020